Exhibit 16.1

Goodman & Company

Certified Public Accountants

Specialized Services

Business Solutions

March 24, 2011

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Commissioners:

We have read Item 4 included in the Form 8-K dated March 24, 2011 of Monarch Financial Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein to the extent they relate to Goodman & Company, LLP. We have no basis to agree or disagree with the other statements contained in the Form 8-K.

Very truly yours,

/s/ Goodman & Company LLP

Goodman & Company LLP

MOORE STEPHENS	1430 Spring Hill Road, Suite 300 McLean, VA 22102-3018 ph 703.970.0400 fax 703.970.0401

www.goodmanco.com	Accounting for Your Future